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                                  Exhibit 10.3

                                RACI HOLDING, INC
                              STOCK INCENTIVE PLAN


                               Section 1. Purpose

                  The purpose of this RACI Holding Inc. Stock Incentive Plan is to foster and promote the long-term financial success of Holding and the Company and to increase materially stockholder value by (a) motivating superior performance by Participants in the Plan, (b) providing Participants in the Plan with an ownership interest in Holding and (c) enabling Holding, the Company and the Subsidiaries to attract and retain the services of an outstanding management team upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.


                             Section 2. Definitions

                  2.1. Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

                  (1) "Award" shall mean an Option, Stock Purchase Right or a Deferred Share award granted pursuant to the terms of the Plan.

                  (2) "Alternative Award" has the meaning given in Section 8.2.

                  (3) "Board" means the Board of Directors of Holding.

                  (4) "C&D Fund" means The Clayton & Dubilier Private Equity Fund IV Limited Partnership, a Connecticut limited partnership, and any successor investment vehicle managed by Clayton, Dubilier & Rice, Inc.

                  (5) "Cause" means (i) the willful failure by a Participant to perform substantially his duties as an employee of Holding, the Company or any Subsidiary (other than any such failure due to physical or mental illness) after a demand for substantial performance is delivered to the Participant by the executive to whom the Participant reports or by the Board, which notice identifies the manner in which such executive or the Board, as the case may be, believes that the Participant has not substantially performed his duties, (ii) the Participant's engaging in willful and serious misconduct that is injurious to Holding, the Company or any Subsidiary,


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         (iii) the Participant's having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony, (iv) the willful and material breach by the Participant of any written covenant or agreement with Holding, the Company or any Subsidiary not to disclose any information pertaining to Holding, the Company or any Subsidiary or not to compete or interfere with Holding, the Company or any Subsidiary or (v) the breach by the Participant of his obligations pursuant to the "take-along" provisions set forth in any Subscription Agreement to which he is a party.

                  (6) "Change in Control" means the first to occur of the following events after the Effective Date:

                           (i) the acquisition by any person, entity or "group"
                  (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended), other than Holding, the Company, any Subsidiary, any employee benefit plan of Holding, the Company or any Subsidiary, or the C&D Fund, of 50% or more of the combined voting power of Holding's then outstanding voting securities;

                            (ii) the merger or consolidation of Holding, as a
                  result of which persons who were stockholders of Holding immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

                           (iii) the liquidation or dissolution of Holding or
                  the Company; or

                           (iv) the sale, transfer or other disposition of all
                  or substantially all of the assets of Holding or the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of Holding or the Company.

                  (7) "Change in Control Price" means the price per share of Common Stock offered in conjunction with any transaction resulting in a Change in Control (as determined in good faith by the Board if any part of the offered price is payable other than in cash).

                  (8) "Code" means the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.


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                  (9) "Common Stock" means the Class A Common Stock, par value
         $.01 per share, of Holding.

                  (10) "Company" means Remington Arms Company, Inc., a Delaware corporation and any successor thereto.

                  (11) "Covered Options" means, at any time, Options granted to a Participant that have vested and are exercisable at such time.

                  (12) "Deferred Share" shall mean a contractual right to receive one share of Common Stock on a deferred basis in accordance with the terms and conditions of the Plan; provided that, if Holding and/or the C&D Fund would have the right to purchase any Options held by a Participant pursuant to the provisions of Section 9.4, the Board may direct that such Participant be paid cash in an amount equal to the Fair Market Value of the number of Shares corresponding to any Deferred Shares distributable to a Participant, in lieu of distributing Shares to such Participant.

                  (13) "Effective Date" means April 1, 1999.

                  (14) "Employee" means any executive or senior officer or other executive or key employee of Holding, the Company or any Subsidiary.

                  (15) "Exercise Shares" means shares of Common Stock that may be purchased by a Participant upon the exercise of his Covered Options.

                  (16) "Fair Market Value" means, as of any date, the fair market value on such date per share of Common Stock as determined in good faith by the Board. In making a determination of Fair Market Value, the Board shall give due consideration for such factors as it deems appropriate, including, without limitation, the earnings and certain other financial and operating information of Holding in recent periods, the potential value of Holding as a whole, the future prospects of Holding and the industries in which it competes, the history and management of Holding, the general condition of the securities markets, the fair market value of securities of companies engaged in businesses similar to those of Holding and, if a valuation of the Common Stock shall have been performed by an independent valuation firm, such valuation. Nothing herein shall obligate the Board to obtain any such independent valuation. The determination of Fair Market Value will not give effect to any restrictions on transfer of the Shares or the fact that such Shares would represent a minority interest in Holding. The Fair



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         Market Value as determined in good faith by the Board and in the absence of fraud shall be binding and conclusive upon Holding, the Company and each Participant.

                  (17) "Grant Date" means, with respect to any Award, the date on which such Award is granted pursuant to the Plan.

                  (18) "Holding" means RACI Holding, Inc., a Delaware corporation and any successor thereto.

                  (19) "Involuntary Termination" means a termination of a Participant as an employee or consultant, as the case may be, by the New Employer for any reason.

                  (20) "New Employer" means the Participant's employer or the entity retaining the Participant as a consultant, as the case may be, or the parent or a subsidiary of such employer or entity, immediately following a Change in Control.

                  (21) "Option" means the right granted pursuant to the Plan to purchase one share of Common Stock at a price determined in accordance with Section 7.2.

                  (22) "Option Agreement" means an agreement between Holding and the Participant embodying the terms of any Options granted hereunder, which agreement shall, unless the Board otherwise determines, be substantially in the form of the management stock option agreement attached hereto as Exhibit A-1.

                  (23) "Participant" means any Employee who is a participant in the Plan.

                  (24) "Permanent Disability" means a physical or mental disability or infirmity that prevents the performance of a Participant's employment-related duties for a continuous period of six months or longer. The Board's reasoned and good faith judgment of Permanent Disability shall be final and shall be based on such competent medical evidence as shall be presented to it by the Participant or by any physician or group of physicians or other competent medical expert employed by the Participant or Holding to advise the Board.

                  (25) "Plan" means this RACI Holding, Inc. Stock Incentive
         Plan.

                  (26) "Public Offering" means the first day as of which sales of Common Stock are made to the public in the United States pursuant to an underwritten public offering of the Common Stock led by one or more underwriters at least one of which is an underwriter of nationally recognized standing.



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                  (27) "Retirement" means a Participant's retirement at age 65 or later.

                  (28) "Special Termination" has the meaning given in Section
         9.1.

                  (29) "Stock Purchase Right" shall mean the right to purchase one Share or one Deferred Share at a purchase price equal to the Fair Market Value during a limited period of time specified by the Board.

                  (30) "Subscription Agreement" means a stock subscription agreement between Holding and the Participant embodying the terms of any stock purchase made pursuant to the Plan, which agreement shall, unless the Board otherwise determines, be substantially in the form of the management stock subscription agreement attached hereto as Exhibit B-1.

                  (31) "Subsidiary" means any corporation, a majority of whose outstanding voting securities is owned, directly or indirectly, by Holding.

                  2.2. Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.


                    Section 3. Eligibility and Participation

                  Participants in the Plan shall be those Employees selected by the Board to participate in the Plan. The selection of an Employee as a Participant shall neither entitle such Employee to nor disqualify such Employee from participation in any other award or incentive plan.


                         Section 4. Powers of the Board

                  4.1. Power to Grant. The Board shall determine the Participants to whom Awards shall be granted and the terms and conditions of any and all Awards granted to Participants. In making such determination, the Board shall give due consideration to such factors as it deems appropriate.

                  4.2. Administration. The Board shall be responsible for the administration of the Plan. Any authority exercised by the Board under the Plan shall be exercised by the Board in its sole discretion. Subject to the terms of the Plan, the Board, by majority



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action thereof, is authorized to prescribe, amend and rescind rules and regulations relating to the administration of the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of Holding and the Company, and to make all other determinations necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes. Determinations, interpretations or other actions made or taken by the Board pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all persons.

                   4.3. Delegation by the Board. All of the powers, duties and responsibilities of the Board specified in this Plan may, to the full extent permitted by applicable law, be exercised and performed by any duly constituted committee thereof to the extent authorized by the Board to exercise and perform such powers, duties and responsibilities.


                        Section 5. Shares Subject to Plan

                  5.1. Number. Subject to the provisions of Sections 5.2 and 5.3, the maximum number of shares of Common Stock that may be issued under the Plan or be subject to Stock Purchase Rights or Options granted under the Plan may not exceed ________. The shares of Common Stock to be delivered under the Plan may consist, in whole or in part, of treasury Common Stock or authorized but unissued Common Stock, not reserved for any other purpose.

                  5.2. Canceled, Terminated or Forfeited Options. The shares of Common Stock subject to any Option, Stock Purchase Right or Deferred Share which for any reason is canceled, terminated or otherwise forfeited, in whole or in part, without having been exercised, shall again be available for grant under the Plan.

                  5.3. Adjustment in Capitalization. The number of shares of Common Stock available for issuance under the Plan, the number and class of any outstanding Deferred Share, and the number, class and exercise price of any outstanding Options (and the number of shares of Common Stock subject to outstanding Deferred Shares and Options), may be adjusted by the Board, in its sole discretion, if it shall deem such an adjustment to be necessary or appropriate to reflect any Common Stock dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, liquidation or dissolution of Holding.



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                        Section 6. Stock Purchase Rights.

                  6.1. Awards and Administration. The Board may grant Stock Purchase Rights to eligible Participants. The terms of Stock Purchase Rights need not be the same with respect to each Participant.

                  6.2. Payment for Stock Purchase Rights. The purchase price with respect to Stock Purchase Rights may be paid in cash simultaneously with the closing of the purchase of such Common Stock. Any Participant who elects to exercise a Stock Purchase Right for cash shall enter into a Subscription Agreement. Notwithstanding the foregoing, the Committee may grant Stock Purchase Rights in respect of Deferred Shares, and allow a Participant electively to defer payment of any amount otherwise payable to the Participant as an annual bonus compensation payment and to deem the amount so deferred delivered as payment for such Deferred Shares. Notwithstanding the foregoing, in no event shall any amount otherwise payable in respect of any such annual bonus actually transfer from the Company to Holding. If the Committee permits a Participant to use his bonus compensation to pay the purchase price for a Stock Purchase Right in respect of Deferred Shares, the number of Deferred Shares to be credited to the Participant's account shall equal the greatest number of whole Deferred Shares derived from the quotient of (i) the dollar amount of the bonus compensation elected to be deferred and deemed invested in such Deferred Shares and (ii) the Fair Market Value on the date such bonus compensation would otherwise have been payable to the Participant, but shall not be greater than the number of Stock Purchase Rights granted to such participant. If a Participant elects to apply any such bonus compensation to the exercise of a Stock Purchase Right for Deferred Shares and the Participant ceases to be employed by Holding, the Company and the Subsidiaries (other than on account of a Special Termination) prior to the date such bonus compensation would otherwise have been paid, such election shall be void and without effect. If the amount actually payable in respect of a Participant's bonus compensation is less than the amount the Participant had committed to the acquisition of Deferred Shares, the Participant may purchase shares of Common Stock having a value equal to the value of the Deferred Shares not acquired because the actual amount available as an annual bonus payment is less than the amount committed; provided that such a make-whole opportunity shall not apply if one reason for the shortfall in the bonus compensation amount is that the amount actually payable to the Participant is a pro-rated amount because of the termination of the Participant's employment or the termination of the bonus plan due to a Change of Control.

                  6.3. Loans. The Committee may permit a Participant who holds options in respect of shares of Common Stock to purchase shares of Common Stock pursuant to a Stock Purchase Right in whole or in part by the execution of a full recourse promissory



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note in favor of Holding; provided that, in no event shall the principal amount of any and all such notes issued by the same Participant exceed 75% of the unrealized gain in the Participant's outstanding options, based on the excess, if any, of the then Fair Market Value of the Common Stock over the option exercise price. Any shares of Common Stock purchased pursuant to a Stock Purchase Right (whether with loan proceeds or otherwise) and the outstanding options used to calculate such unrealized gains must be pledged as collateral for any such loan. Any such loan shall bear interest at the applicable Federal rate, as defined in Section 1274(d) of the Code, and accumulated interest shall be payable at least annually. As a condition to the receipt of any such loan, a Participant must agree that, if any accumulated interest on the loan were not paid when due, a sufficient portion of the outstanding options (taking into account any required tax withholding related to the exercise of the option) would be deemed exercised in order to pay the interest due in shares of Common Stock. Any such loan would be due and payable upon the earlier of the Participant's termination of employment for any reason or the date on which the Participant sells the underlying stock, which sale shall only be permitted if the Participant agrees to arrangements for the payment of the outstanding amounts due in respect of such loan from the proceeds of any such sale that are satisfactory to Holding and the Company.



                           Section 7. Terms of Options

                  7.1. Grant of Options. Options may be granted to Participants at such time or times as shall be determined by the Board. Options granted pursuant to the Plan will not be qualified as incentive stock options under the Code unless otherwise determined by the Board. Each Option granted to a Participant shall be evidenced by an Option Agreement that shall specify the number of shares of Common Stock that may be purchased pursuant to such Option, the exercise price at which a share of Common Stock may be purchased pursuant to such Option, the duration of such Option and such other terms consistent with the Plan as the Board shall determine, including customary representations, warranties and covenants with respect to securities law matters. The Board has determined that the initial grant of Options shall be contingent upon the exercise of Stock Purchase Rights in accordance with the provisions of Appendix A hereto.

                  7.2. Exercise Price. The exercise price per share of Common Stock to be purchased upon exercise of an Option shall be determined by the Board but shall not be less than the Fair Market Value on the Grant Date.

                  7.3. Exercise of Options. The Options granted to a Participant at any time shall become exercisable in accordance with the vesting schedule and/or upon the



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attainment of such performance criteria as shall be specified by the Board on or before the Grant Date, provided that (a) 100% of such Options shall become exercisable to the extent provided in Section 8.1, (b) the Board may accelerate the exercisability of any Option, all Options or any class of Options, at any time and from time to time and (c) if the Board does not specify a vesting schedule for Options granted to any Participant on the Grant Date, one-third of the Options shall vest and become exercisable at the end of each of the third, fourth and fifth anniversaries of the date of the grant of such Options. No Options may be exercised until all requisite governmental approvals and consents have been obtained, the Exercise Shares to be issued in connection with the exercise of such Options have been registered under the applicable securities laws (or the issuance of such Exercise Shares is exempt from such registration), and all applicable tax withholding requirements have been satisfied. As a condition to the exercise of any Option, such Participant shall enter into a Subscription Agreement. Notwithstanding any other provision of the Plan, each Option shall terminate and shall not be exercisable on or after the tenth anniversary of the Grant Date of such Option.

                  7.4. Payment. The Board shall establish procedures governing the exercise of Options, which procedures shall generally require that written notice of the exercise thereof be given and that the exercise price thereof be paid in full in cash or cash equivalents, including by personal check, at the time of exercise. However, in the event that shares of Common Stock are listed for trading on a national securities exchange or bid and ask prices for shares of Common Stock are quoted over the NASDAQ National Market System operated by the National Association of Securities Dealers, Inc., the Participant may, in lieu of cash, tender shares of Common Stock having a market price on the date of exercise of his Option equal to the purchase price of such Exercise Shares or may deliver a combination of cash and shares of Common Stock having a market price equal to the difference between the exercise price and the amount of such cash being delivered as payment for the purchase price of such Exercise Shares, subject to such rules and regulations as may be adopted by the Board to provide for the compliance of such payment procedure with applicable law. Holding and the Company may require the Participant to furnish or execute such other documents as it shall reasonably deem necessary to (i) evidence such exercise,
(ii) determine whether registration is then required under the U.S. federal securities laws, and (iii) comply with or satisfy the requirements of the U.S. federal securities laws, applicable state or non-U.S. securities laws or any other law. As soon as practicable after receipt of a written exercise notice and payment in full of the exercise price of any Covered Options, Holding shall deliver to the Participant a certificate or certificates representing the shares of Common Stock acquired upon the exercise thereof.



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                           Section 8. Deferred Stock.

                  8.1. Grant. The Board may grant Deferred Shares to Participants, and may grant Stock Purchase Rights that are exercisable for Deferred Shares. The Board shall determine the eligible persons to whom and the time or times at which Deferred Shares shall be awarded, the number of shares of Deferred Shares to be awarded to any person, the duration of the period (the "Deferred Period") during which, and the conditions under which, receipt of the Stock will be deferred, and the other terms and conditions of the award in addition to those set forth in Section 8.2. Deferred Shares may be awarded alone, in addition to or in tandem with other Awards granted under the Plan. The Board may condition the grant of Deferred Shares upon the attainment of specified performance goals, the timely exercise of Stock Purchase Rights or such other factors or criteria as the Board shall determine, in its sole discretion. The Board has determined that the initial offering of Deferred Shares shall be contingent upon the exercise of Stock Purchase Rights in accordance with Appendix A hereto.

                  8.2. Terms and Conditions. The shares of Deferred Shares awarded pursuant to this Section 8 shall be subject to the following terms and conditions:

                  (i) Based on service, performance and/or such other factors or criteria as the Board may determine, the Board may, at or after grant, accelerate the vesting of all or any part of any Deferred Shares award and/or waive the deferral limitations for all or any part of such award.

                  (ii) Deferred Shares awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period. At the expiration of the Deferral Period (or the Elective Deferral Period referred to in Section 8.2 (v), where applicable), share certificates shall be delivered to the Participant, or his legal representative, in a number equal to the Shares corresponding to the Deferred Shares.

                  (iii) Unless otherwise determined by the Board at grant, amounts equal to any dividends or other distributions declared on shares during the Deferral Period with respect to the number of shares covered by a Deferred Shares award will be deferred and deemed to be reinvested in additional Deferred Stock, otherwise reinvested or distributed to holders of Deferred Shares, as determined at or after the time of the award by the Board, in its sole discretion.

                  (iv) Subject to the provisions of any Award agreement evidencing the grant of Deferred Shares conveyed hereby, upon termination of a Participant's



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         employment with Holding, the Company and any Subsidiary or Affiliate for any reason during the Deferral Period for a given award, the Deferred Shares in question will vest, or be forfeited, in accordance with the provisions of Section 9 hereof.

                  (v) A Participant may elect to further defer receipt of an shares of Common Stock issuable in respect of Deferred Shares (or an installment of an award) for a specified period or until a specified event (the "Elective Deferral Period"), subject in each case to the Board's approval and to such terms as are determined by the Board, all in its sole discretion. Subject to any exceptions adopted by the Board, such election must generally be made at least 12 months prior to completion of the Deferral Period for such Deferred Shares (or any such installment thereof).

                  (vi) Each award shall be confirmed by, and subject to the terms of, a Deferred Shares agreement executed by Holding and the Participant.

         8.3. Distributions in Respect of Deferred Shares. The shares of Common Stock related to any Deferred Shares granted or any Deferred Shares acquired upon the exercise of Stock Purchase Rights exercised with deferred bonus compensation shall generally be issued to Participants upon the earlier to occur of:

                  (i) immediately prior to a Change of Control, unless (a) Deferred Shares of the acquiror in the Change of Control with substantially similar terms are available as provided in Section 10.2 and (b) the Participant has not elected prior to the Change of Control to receive the shares with respect to his Deferred Shares;

                  (ii) the expiration of any lock-up period following a Public Offering;

                  (iii) immediately prior to the record date for a leveraged recapitalization of Holding in which the C&D Fund has a realization event with respect to a substantial portion of its investment unless
         (a) the holders of Deferred Shares receive in such leveraged recapitalization the same per share consideration as is paid or distributed in such recapitalization to the holders of common stock and
         (b) the Participant has not elected prior to such recapitalization to receive the shares with respect to his Deferred Shares; and

                  (iv) the Participant's termination of employment (other than for Cause), provided that no distribution shall be made under this subclause (iv) unless Holding agrees to withhold enough shares of Common Stock to satisfy the Participant's



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         applicable income and employment tax withholding requirements with respect to such distribution.

Without limiting the generality of the foregoing, the Board may permit a Participant to further defer the distribution of Deferred Shares until such time or times as the Participant shall elect, in each case on such terms and conditions and subject to such restrictions (including, without limitation, those deemed necessary or appropriate to avoid the constructive receipt of such shares of Common Stock by a Participant) as the Board may impose from time to time. A deferral opportunity does not have to made available to all Participants, and different terms and conditions may apply with respect to the deferral opportunities made available to different participants.


                      Section 9. Termination of Employment

                  9.1. Special Termination. Unless otherwise provided in the agreement governing any Award or otherwise determined by the Board at the Grant Date, in the event that a Participant's employment with Holding, the Company and the Subsidiaries terminates by reason of the Participant's death, Permanent Disability or Retirement (each, a "Special Termination"), then any Options or Deferred Shares held by the Participant shall immediately vest. Any such Option shall be exercisable and shall remain exercisable until the first to occur of
(i) the 180th day following the date of the Participant's termination of employment, or (ii) the expiration of the term of such Options. Any Options described in the preceding sentence that are not exercised within the period specified shall terminate and be canceled upon the expiration of such period. The shares of Common Stock related to any Deferred Shares held by a Participant at the time of a Special Termination shall be issued to such Participant upon such Special Termination as provided in Section 8.3.

                  9.2. Termination for Cause. In the event that a Participant's employment with Holding, the Company and the Subsidiaries is terminated for Cause, any Options (whether or not then exercisable) held by and any Deferred Shares credited to such Participant shall terminate and be canceled immediately upon such termination of employment.

                  9.3. Other Termination of Employment. Unless otherwise provided in the agreement governing any Award or otherwise determined by the Board at or after the Grant Date, in the event that a Participant's employment with Holding, the Company and the Subsidiaries terminates for any reason other than (i) a Special Termination or (ii) for Cause, any Covered Options held by such Participant shall remain exercisable for a period of 60 days after (a) the termination of employment [or (b) if Holding and/or the C&D



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Fund have a right to repurchase the Options, the expiration of such right to repurchase or the date of receipt by the Participant of notice from Holding and/or the C&D Fund that they will not exercise such right to repurchase] (or, if shorter, during the remaining term of the Options). Any Options held by the Participant that are not exercisable or Deferred Shares that are not vested at the date of the Participant's termination of employment shall terminate and be canceled immediately upon such termination, and any Covered Options described in the preceding sentence that are not exercised within the period specified shall terminate and be canceled upon the expiration of such period. The shares of Common Stock related to any vested Deferred Shares held by the Participant shall be issued to such Participant upon Participant's termination of employment pursuant to Section 8.3.

                  9.4. Certain Rights upon Termination of Employment Prior to Public Offering. Unless otherwise provided in the agreement governing an Award or otherwise determined by the Board at the Grant Date, the Board shall provide in each Subscription Agreement that (a) Holding and the C&D Fund shall have successive rights to purchase all or any of a Participant's shares (including shares issued with respect to Deferred Shares as provided in Section 8.3) and Covered Options upon the termination of his employment for any reason prior to a Public Offering at the purchase price provided in such agreement and (b) a Participant may require Holding to repurchase all (but not less than all) of his shares (including shares issued with respect to Deferred Shares, provided that such shares were held by the Participant for at least 6 months) upon the termination of the Participant's employment due to a Special Termination prior to a Public Offering for a purchase price per share equal to the Fair Market Value of a share of Common Stock, determined on the date of the Participant's termination of employment, and upon such additional terms and conditions as are set forth in the applicable Award Agreement. The foregoing right of a Participant to require Holding to repurchase any shares shall (a) be subject to the terms of the Subscription Agreement pursuant to which shares are issued and to Holding having the ability to do so under the terms of its financing arrangements and under Delaware law and (b) shall terminate on a Public Offering.


                          Section 10. Change in Control

                  10.1. Accelerated Vesting and Payment. Unless the Board shall otherwise determine in the manner set forth in Section 8.2, in the event of a Change in Control, each Option shall be canceled in exchange for a payment in cash of an amount equal to the excess, if any, of the Change in Control Price over the exercise price for such Option. Any Stock Purchase Right that has not been exercised shall be canceled, provided that, any Stock Purchase Right exercised with respect to Deferred Shares by means of the commitment of a bonus payment yet to be made shall be deemed exercised immediately prior to the Change of Control in respect of that number, if any, of Deferred Shares as can



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be purchased using the amount actually payable in respect of such bonus compensation amount in connection with such Change of Control.

                  10.2. Alternative Options. Notwithstanding Section 10.1, no cancellation, acceleration of exercisability, issuance of shares, vesting or cash settlement or other payment shall occur with respect to any Deferred Share or Option if the Board reasonably determines in good faith, prior to the occurrence of a Change in Control, that such Deferred Share or Option shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted Deferred Share or Option being hereinafter referred to as an "Alternative Award") by the New Employer, provided that any such Alternative Award must:

                  (a) provide the Participant that held such Award with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise and vesting schedule, identical or better timing and methods of payment and, if the Alternative Award or the securities underlying them are not publicly traded, identical or better rights to require Holding or the New Employer to repurchase the Alternative Awards;

                  (b) have substantially equivalent economic value to such Award (determined at the time of the Change in Control); and

                  (c) have terms and conditions that provide that if such Participant suffers an Involuntary Termination within two years following a Change in Control:

                           (i) any conditions on such Participant's rights
                  under, or any restrictions on transfer or exercisability applicable to, each such Alternative Award shall be waived or shall lapse, as the case may be; or

                            (ii) such Participant shall have the right to
                  surrender such Alternative Award within 30 days following such termination in exchange for a payment in cash equal to, in the case of an Alternative Award related to Deferred Shares, the Fair Market Value of the Common Stock subject to such Award, or, in the case of an Alternative Award related to an Option, the excess of the Fair Market Value of the Common Stock subject to the Alternative Award over the price, if any, that such Participant would be required to pay to exercise such Alternative Award.

Notwithstanding the foregoing, with respect to any Deferred Share, each Participant shall have the right to elect, prior to a Change in Control, to be issued shares pursuant to Section 8.3 rather than receive an Alternative Award.


                    Section 11. Amendment, Modification, and
                             Termination of the Plan

                  The Board at any time may terminate or suspend the Plan, and from time to time may amend or modify the Plan. No amendment, modification, termination or suspension of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan without the consent of the Participant holding such Award. Shareholder approval of any such amendment, modification, termination or suspension shall be obtained to the extent mandated by applicable law, or if otherwise deemed appropriate by the Board.


                      Section 12. Miscellaneous Provisions

                  12.1. Nontransferability of Awards, Options or Deferred Shares. Subject to the rights of Holding and C&D Fund pursuant to Section 9.4 to purchase Options granted under the Plan, no Awards granted under the Plan may be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution and provided that the deceased Participant's beneficiary or the representative of his estate acknowledges and agrees in writing, in a form reasonably acceptable to to be bound by the provisions of the Plan (including the purchase rights described in Section 9.4) and the agreement covering such Awards as if such beneficiary or estate were the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during his life-time by such Participant only. Following a Participant's death, all rights with respect to Awards that were outstanding at the time of such Participant's death and have not terminated shall be exercised by his designated beneficiary or by his estate.

                  12.2. Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Board, and will be effective only when filed by the Participant in writing with the Board during his lifetime.

                  12.3. No Guarantee of Employment or Participation. Nothing in the Plan or in any agreement granted hereunder shall interfere with or limit in any way the right of

Holding, the Company or any Subsidiary to terminate any Participant's employment or retention at any time, or confer upon any Participant any right to continue in the employ or retention of Holding, the Company or any Subsidiary. No Employee shall have a right to be selected as a Participant or, having been so selected, to receive any Awards.

                  12.4. Tax Withholding. Holding, the Company or the Subsidiary employing or retaining a Participant shall have the power to withhold, or to require such Participant to remit to Holding, the Company or such Subsidiary, subject to such other arrangements as the Board may set forth in the agreement governing such Award to which such Participant is a party, an amount sufficient to satisfy all federal, state, local and foreign withholding tax requirements in respect of any Award granted under the Plan.

                  12.5. Indemnification. Each person who is or shall have been a member of the Board or any committee of the Board shall be indemnified and held harmless by Holding to the fullest extent permitted by law from and against any and all losses, costs, liabilities and expenses (including any related attorneys' fees and advances thereof) in connection with, based upon or arising or resulting from any claim, action, suit or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under or in connection with the Plan and from and against any and all amounts paid by him in settlement thereof, with Holding's approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided that he shall give Holding an opportunity, at its own expense, to defend the same before he undertakes to defend it on his own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under Holding's Certificate of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

                  12.6. No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of Holding, the Company or any Subsidiary to establish other plans or to pay compensation to its employees or consultants, in cash or property, in a manner that is not expressly authorized under the Plan.

                  12.7. Requirements of Law. The granting of Options and the issuance of shares of Common Stock pursuant to the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. No Awards shall be granted under the Plan, and no shares of Common Stock shall be issued under the Plan, if such grant or issuance would result in a violation of applicable law, including the federal securities laws and any applicable state securities laws.

                  12.8. Freedom of Action. Subject to Section 11, nothing in the Plan or any Option Agreement shall be construed as limiting or preventing Holding, the Company or any Subsidiary from taking any action that it deems appropriate or in its best interest.

                  12.9. Term of Plan. The Plan shall be effective as of the Effective Date. The Plan shall continue in effect, unless sooner terminated pursuant to Section 11, until the tenth anniversary of the Effective Date. The provisions of the Plan, however, shall continue thereafter to govern all outstanding Options theretofore granted.

                  12.10. No Voting Rights. Except as otherwise required by law, no Participant holding any Awards granted under the Plan shall have any right, in respect of such Awards, to vote on any matter submitted to Holding's stockholders until such time as the shares of Common Stock related to any Stock Purchase Right or any Deferred Share award or issuable upon exercise of such Options have been issued.

                  12.11. Governing Law. The Plan, and all agreements hereunder, shall be governed by and construed in accordance with the law of the State of Delaware.

                                                                      Appendix A

1.       OPTIONS TO BE GRANTED IN CONNECTION WITH STOCK PURCHASE RIGHTS.

         A.       PERFORMANCE OPTION GRANTS.

         1999 Purchases. All executives who exercise Stock Purchase Rights (whether with respect to actual shares of Common Stock or Deferred Shares) in 1999 shall be granted a performance stock option for a number of shares equal to the number of shares purchased pursuant to such Stock Purchase Rights; provided that, if a Change of Control of the Company occurs in 1999 no "matching" options would be granted to an executive who uses his pro-rated bonus for 1999 to acquire an interest in Deferred Shares.

         Each such option would have an exercise price of $200 per share. Up to one-half of the option generally would become exercisable, if at all, based on achievement against targeted levels of EBITDA for 1999. Five percent of the option shares would become exercisable if EBITDA for 1999 is at least 91% of business plan ($70 million). An additional five percent of such shares will become exercisable upon the achievement of an additional one percent of the planned EBITDA. Thus, fifty percent of the option shares would become exercisable if EBITDA for 1999 equals or exceeds $70 million. Thus, vesting would occur in accordance with the following schedule:


                          EBITDA ACHIEVED
                     (in millions of dollars)        Percent Vested
                     ------------------------        --------------

                      Below  $63.7                         0%

                              63.7                         5%

                              64.4                        10%

                              65.1                        15%

                              65.8                        20%

                              66.5                        25%

                              67.2                        30%

                              67.9                        35%



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

                              68.6                        40%

                              69.3                        45%

                              70.0                        50%

         Whatever portion of the options related to Stock Purchase Rights exercised in 1999 has not become vested based on 1999 performance will be become exercisable in the following manner: Ten percent of the remaining unvested option shares would become exercisable if EBITDA for 2000 is at least 91% of a target of EBITDA of $80 (or such lesser target objective as the Board shall hereinafter determine). An additional ten percent of such unvested shares will become exercisable upon the achievement of an additional one percent of the planned EBITDA. Thus, one hundred percent of the option shares would become exercisable if EBITDA for 2000 equals or exceeds $80 (or such other lower number as the Board may hereafter determine). Thus, fifty percent of the option shares would become exercisable if EBITDA for 1999 equals or exceeds the business plan. Thus, vesting of the remainder of the option (i.e., the portion that has not become exercisable in respect of 1999 performance) would occur in accordance with the following schedule:


                        EBITDA ACHIEVED(1)
                     (in millions of dollars)        Percent Vested
                     ------------------------        --------------

                          Below   $72.8                    0%

                                   72.8                    0%

                                   73.6                   20%

                                   74.4                   30%

                                   75.2                   40%

                                   76.0                   55%

                                   76.8                   60%

                                   77.6                   70%

                                   78.4                   80%

-----------------

1.  Subject to adjustment.

                                   79.2                   90%

                                   80.0                  100%

         Purchases in 2000. An executive who exercises a Stock Purchase Right to purchase shares in 2000 will receive a performance option for a number of shares equal to only one-half of the number of shares purchased. This option would have an exercise price equal to then appraised value of the stock and generally will become exercisable on the same basis as described above with regard to 2000 performance.

         Notwithstanding the foregoing, all such performance options will become exercisable, to the extent not exercisable at an earlier date, on the ninth anniversary of the date of grant, so long as the optionee is still employed on such date.

         B. SERVICE OPTION GRANTS.

         Executives who exercise Stock Purchase Rights (whether with respect to actual shares of Common Stock or Deferred Shares) will also receive stock options that vest over five years, in three installments on each of the third, fourth and fifth anniversaries of the date of grant, so long as the optionee is still employed on each such date. The number of shares subject to such service options will be one share of Common Stock for each share of Common Stock or each Deferred Share purchased in 1999, one-half of a share of Common Stock for each share of Common Stock or each Deferred Share purchased in 2000; except that no such service option grants will be made in respect of any Stock Purchase Right exercised by an Original Offeree (as defined below) which is treated as a Matchable Share (as defined below) and as to which is a Deferred Share is granted as provided below. The grant date will be the date on which the corresponding Stock Purchase Rights are exercised (that is, the shares of Common Stock are purchased or the Deferred Shares acquired). The exercise price of each service option will be equal to the fair market value of the stock when the option is granted, which will also be the purchase price for the corresponding Stock Purchase Rights. For options granted and Stock Purchase Rights exercised prior to June 30, 1999, such fair market value has been determined by the Board to be $200 per share. Any later purchases or grants may only be made after a new appraisal has been obtained and reviewed by the Board.

2.       OUTRIGHT AWARD OF DEFERRED SHARES.

         Each executive who was advised that he or she would have the opportunity to purchase stock at or about the time of the acquisition of the Company by the C&D Fund (each, an "Original Offeree") shall be granted that number of Deferred Shares as is equal to the maximum number of whole shares of Common Stock (the "Matchable Shares") as can be and are purchased (regardless of whether on an after-tax basis, using loan proceeds or using deferred incentive compensation amounts) under a Stock Purchase Right at $200 per share using the dollar amount he would have invested at closing had he then purchased all of the shares of Common Stock that have previously been identified as to be made available to him for purchase (the "Original Share Offer"). "Matching" Deferred Shares would be granted to an Original Offeree who, in the event of a 1999 transaction, uses his pro-rated bonus for 1999 to acquire an interest in stock, with the match to be based on the number of Deferred Shares actually credited to the executive in respect of such pro-rated bonus.

         TO AVOID ANY DOUBT, THE PERSONS WHO ARE ORIGINAL OFFEREES, AND THE NUMBER OF SHARES OF COMMON STOCK SUBJECT TO THE ORIGINAL SHARE OFFER FOR EACH SUCH ORIGINAL OFFEREE, ARE LISTED ON A SCHEDULE THAT HAS BEEN APPROVED BY THE BOARD, WHICH SCHEDULE SHALL BE FINAL, BINDING AND CONCLUSIVE FOR PURPOSES OF DETERMINING THE RIGHTS OF ANY PERSON TO RECEIVE A GRANT OF DEFERRED SHARES HEREUNDER.

         The Board may allow an Original Offeree to exercise Stock Purchase Rights in respect of more shares than were the subject of the Original Share Offer (the "Additional Shares"). Only the Matchable Shares will be eligible for a "matching" grant of Deferred Shares. No Deferred Shares will be granted in respect of Additional Shares; however, Additional Shares will be eligible for a matching grant of service options as described above.